Member News

13-11
February 21, 2013

TO: All Members

I am pleased to advise you of the following announcements in the attached news release:

•	Net income of $129.7 million for year 2012 compared to $38.0 million in 2011

•	Tenth consecutive quarterly partial repurchase of excess capital stock

•	Second LIBOR-based dividend (and fifth consecutive quarterly dividend paid) of 0.32 percent annualized

Please see the news release for additional details on our unaudited financial results for 2012.

Excess Capital Stock Repurchase
The Bank will repurchase $300 million in excess capital stock tomorrow, February 22. The amount of excess capital stock to be repurchased from any one member will be the lesser of a uniform “repurchase percentage” applied to each member’s total capital stock or the member’s amount of excess capital stock. Using member capital stock amounts from close of business today, we will calculate the repurchase percentage and the amount of excess capital stock. Your capital stock repurchase amount will be credited to your demand deposit account (DDA) tomorrow, Friday, February 22, 2013.

Dividend Payment
The dividend will be calculated on stockholders’ average capital stock held during the period October 1 to December 31, 2012, and will also be credited to members’ DDAs tomorrow. Please note that the dividend, which continues to be based on average three-month LIBOR, can go up or down as LIBOR moves up or down. The annualized percentage for fourth quarter is 0.32 percent, which was average LIBOR for the three-month period, compared to 0.43 percent paid for third quarter.

Tomorrow’s limited repurchase of excess capital stock does not signal that similar repurchases will occur automatically going forward, nor does the dividend payment signal that similar declarations will be forthcoming. We will continue to monitor the condition of our private-label mortgage-backed securities portfolio, our overall financial performance and retained earnings position, our market value to capital stock ratio, developments in mortgage and credit markets, and other relevant information as the basis for determining the status of excess capital stock repurchases or dividends in future quarters.

As a reminder, our quarterly conference call is scheduled for Tuesday, February 26, at 9:30 a.m. If you have yet to register, you may do so by clicking here. Should you have questions regarding these announcements, please contact your relationship manager or me directly.

Sincerely,

Winthrop Watson
President and Chief Executive Officer